Exhibit 99.1

Alamo Energy Announces Partnership with Northdown Energy
to Develop UK Acreage

Farmout Agreement with UK Oil and Gas Explorer

Represents Promising Next Step for Alamo’s Weald Basin Properties

LONDON – November 16, 2011 – Alamo Energy Corp. (OTCBB:ALME), an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States, today announced that it has formed a partnership with Northdown Energy to develop Alamo’s UK properties. Under the terms of the partnership, Alamo will farm out to Northdown a 45% working interest in its four onshore license blocks located in the Weald basin. Alamo will retain a 45% working interest in the properties. Aimwell Energy will retain 10% interest in the blocks. The agreement has received approval from the UK Department of Energy and Climate Change (DECC).

“We are excited to partner with Northdown Energy, which is led by UK oil and gas veteran explorer Peter Ross,” said Allan Millmaker, Alamo Energy’s Chief Executive Officer.  “In addition to the benefits of working with an experienced partner, we believe this farmout arrangement creates a more attractive risk/reward profile for our UK assets.  Interest in our large acreage position was considerably high, and we believe this partnership is further validation of the potential for these properties.  Northdown Energy’s interpretation of our models, estimates and prospects of our acreage confirmed our enthusiasm in the four blocks. According to an independent geological report, the total hydrocarbon resource potential for the blocks is estimated to be as much as 236 million barrels.”

Alamo’s four UK onshore license blocks (TQ26, TQ36, TQ46 and TQ56) are spread over 400 square kilometers and are situated in the Weald basin.  The region is home to a number of energy producing fields, including the Humbly Grove Oil Field and the Palmers Wood Oilfield, which lies directly south of the Alamo property.

“We have mapped the route for our proposed 2D seismic surveying based on reprocessing data from more than 50 kilometers of existing seismic lines that run into our exploration blocks in conjunction with data from neighboring wells, such as the Knockholt discovery,” Millmaker said.  “Planning is at an advanced stage and we are eagerly anticipating the commencement of the seismic surveying of our property, which we are currently targeting for the first half of next year based on the schedule of our seismic contractor.”

“Partnering with Northdown was an important next step in the development of our UK properties.  We are eagerly anticipating the opportunity to fully unlock the potential value of these assets for our shareholders,” Millmaker concluded.

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Knox County, Kentucky and Houston, Texas, Alamo Energy Corp. (OTCBB:ALME) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company’s UK exploration program is focused on four blocks spread over 400 square kilometers in an onshore oil and gas province in South East England. Alamo’s U.S. operations are focused on the development of assets in Texas, Kentucky, Tennessee and West Virginia. For more information visit www.alamoenergycorp.com.

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; risks associated with oil and gas operations; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding “resource potential,”  “probable,” “possible,” or “recoverable” reserves among others. U.S. Investors are urged to consider closely the disclosure in our Form S-1, File No. 333-176381, available from us at 10575 Katy Freeway, Suite 300, Houston, Texas, 77024, United States of America.

Contact:

Jim Buckley
Sharon Merrill Associates
1-617-542-5300
alme@investorrelations.com
www.alamoenergycorp.com